CPS TECHNOLOGIES CORPORATION APPOINTS THOMAS M. CULLIGAN TO ITS BOARD OF DIRECTORS

Norton, Massachusetts, October  27, 2014.  CPS Technologies Corporation (OTCQB:CPSH) today announced the appointment of Thomas M. Culligan to the Company’s Board of Directors.

Mr. Culligan served as the Chairman and Chief Executive Officer of Raytheon International and, concurrently, as the Senior Vice-President of Business Development and Strategy for all of Raytheon until his retirement in December, 2013.  Prior to joining Raytheon in 2001, Mr. Culligan held senior positions with Honeywell, Allied Signal and McDonnell Douglas.  Earlier in his career, he served as the legislative director for a U.S. congressman.

“Tom is a remarkable leader with an extraordinary background in sales and marketing, strategy, international business, technology and governmental relations,” said Grant Bennett, President and Chief Executive Officer.  The outside directors focused on finding someone with strengths in a subset of these areas, particularly in sales and marketing; we are delighted that Tom brings significant strengths in all these areas.   The fact that the Company was able to attract someone of Tom’s stature is an indication of our remarkable internal culture of innovation and of building people; it is also an indication of the future growth potential of CPS.”

“I am excited to be joining the CPS Board at a time when the Company is expanding on the base of its proprietary technology---both in terms of global penetration of current markets, and in terms of identifying and pursuing new markets.   I look forward to sharing my experience to contribute to the growth and direction of the Company,” Mr. Culligan said.

About CPS
CPS Technologies Corporation is a global leader in producing metal-matrix composite components to improve the reliability and performance of various electrical systems.  CPS products are used in motor controllers for hybrid and electric vehicles, high-speed trains, subway cars and wind turbines.  They are also used as heatspreaders in internet switches, routers and high-performance microprocessors.  CPS also develops and produces metal-matrix composite armor.

CPS Technologies Corporation
Ralph Norwood, Chief Financial Officer
111 South Worcester Street
Norton, MA 02766
Telephone: (508) 222-0614
Web Site:  www.alsic.com